EXHIBIT 99.1

INLAND WESTERN RECOMMENDS

REJECTION OF CMG TENDER OFFER

We are aware that you may have received an unsolicited mini-tender offer by CMG Partners (“CMG”) dated January 25, 2011 to purchase up to 1,000,000 shares of Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) for a price of $3.00 per share less the amount of any distributions paid to you on or after January 21, 2011.  CMG and its offer are not affiliated with Inland Western.

The Inland Western Board of Directors has unanimously determined that the offer is not in the best interests of the stockholders.  Although each stockholder has his or her individual liquidity needs and must evaluate the offer accordingly, the Board of Directors does not recommend or endorse CMG’s mini-tender offer and suggests that stockholders reject the offer and not tender their shares pursuant to the offer.   If you wish to reject the offer and retain your shares, no action is necessary.

CMG’s offer price is substantially below our December 31, 2009 estimated value of $6.85 per share* and recent secondary market pricing.  CMG states that secondary market trades have been reported in the range of $3.29 and $4.96 per share, prices which are in excess of the offer price.

Please note that CMG also clearly states in the offer:

•     CMG is seeking to acquire shares for investment purposes only and may resell some or all of the shares it receives in this offer.

•     CMG’s offer price was determined by applying a discount to CMG’s own estimated value of your shares, although they are not qualified real estate appraisers.

•     CMG believes that the company’s shares are worth more than the offer price.

•     All dividends made to you with respect to tendered shares on or after January 21, 2011 will belong to CMG and the amount of such dividends will be deducted from your sales proceeds.

Stockholders are urged to consult with their financial advisors and to exercise caution with respect to mini-tender offers.  Mini-tender offers are third-party offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding the filing, disclosure and procedural requirements adopted by the Securities and Exchange Commission (“SEC”) for the protection of investors. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

If you have any questions, please contact your financial advisor or

Inland Western Investor Relations at 800.541.7661.

* For further information regarding the December 31, 2009 estimated value, please read the Form 8-K filed on January 27, 2010 at www. inlandwestern.com.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com